Exhibit 99.1

For Immediate Release

Compass Minerals Lowers Interest Expense with New
Credit Facilities Totaling $700 million

OVERLAND PARK, Kan. (April 21, 2016) – Compass Minerals (NYSE: CMP) has refinanced its existing senior secured credit facilities with a new $400 million senior secured term loan and a $300 million senior secured revolver, which both mature July 1, 2021 and carry an interest rate of LIBOR plus 1.5 percent based on the company’s current leverage. These new credit facilities replace $471 million in term loans and a $125 million revolver.

“Compass Minerals continues to be able to access low-cost capital due to its portfolio of resilient businesses which have consistently generated strong cash flow,” said Jamie Standen, Compass Minerals treasurer. “Increasing our revolving credit facility and decreasing our term loan provides us with increased financial flexibility and is expected to reduce interest expense going forward.”

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Certain statements in this press release, including without limitation the company’s or management’s beliefs, expectations or opinions and statements about expected interest expense, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2015. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.